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                                                                     EXHIBIT 5

                     [DECHERT PRICE & RHOADS LETTERHEAD]

                                                                April 21, 1995

General Host Corporation
One Station Place
P.O. Box 10045
Stamford, CT 06904

                            General Host Corporation
                       Registration Statement on Form S-3

Dear Sirs:

        We have acted as counsel to General Host Corporation, a New York corporation (the "Company") in connection with the above-captioned Registration Statement (the "Registration Statement"). The Registration Statement relates to the offer by the Selling Shareholders of up to 2,138,850 shares of Common Stock of the Company, par value $1.00 per share (the "Shares"), together with attached Rights.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records and other documents and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

        We are members of the bar of the State of New York and we do not express herein any opinion as to any matters governed by any law other than the law of the State of New York, and the federal law of the United States of America.

        To the extent that the opinions hereinafter expressed relate to actions and events that are to be performed or may take place in the future, such opinions are generally qualified in that they are based on facts and conditions presently prevailing and laws and regulations presently in effect.

        Upon the basis of the foregoing, and based upon legal considerations which we deem relevant, we are of the opinion that the Shares and the Rights are legally issued and the Shares are fully paid and nonassessable shares of the capital stock of the Company.

        We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,